EXHIBIT 10.21



                                 FIRST AMENDMENT
                                     TO THE
                     BALLY TOTAL FITNESS HOLDING CORPORATION
                                 1997 BONUS PLAN



     This First Amendment to the Bally Total Fitness Holding Corporation 1997 Bonus Plan (the "Plan") is adopted by the Board of Directors of Bally Total Fitness Holding Corporation on this 24th day of February, 1998, but effective for all purposes of the Plan as of January 1, 1997.

     The Plan is amended as follows:

     1. Clause (a) of the third sentence of Section 3.1 is deleted and in its place is substituted the following:

         "(a) Pool One Participants shall be limited to the Company's senior executive management;"

     2.  A new provision is added to the end of Section 4.1 as follows:

         "provided, however, that the portion of the aggregate Bonus Amount payable for a Plan Year that is determined by reference to 50% of Pool One or Pool Two, as the case may be, for the prior calendar year shall be limited so as not to exceed the Carryover Maximum. For purposes of this Section, the "Carryover Maximum" shall be an amount equal to (a) the aggregate amount that would have been in Pool One or Pool Two, as the case may be, for such prior calendar year, if the amount was determined by using the Company's EBITDA for the Plan Year, rather than such prior calendar year, reduced (not below zero) by (b) any Bonus Amount paid to the extent it represents the other 50% of Pool One or Pool Two, as the case may be, for such prior calendar year. In the event that a Bonus Amount for a Plan Year is limited by the Carryover Maximum, the excess over such maximum shall be forfeited."

     The portions of the Plan unaffected by this First Amendment shall remain full force and effect.